As filed with the Securities and Exchange Commission on March 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLEGHENY ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	13-5531602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ALLEGHENY CAPITAL TRUST I

(Exact Name of Registrant as Specified in Its Charter)

Delaware	02-6131464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Cabin Hill Drive

Greensburg, Pennsylvania

Telephone: (724) 837-3000

(Address, including zip code, and telephone number, including area code,

of Registrants’ principal executive offices)

Jeffrey D. Serkes

Senior Vice President and Chief Financial Officer

800 Cabin Hill Drive

Greensburg, Pennsylvania

Telephone: (724) 837-3000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

copy to:

Phyllis G. Korff, Esq.

Stacy J. Kanter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Telephone: (212) 735-3000

Approximate Date Of Commencement of Proposed Sale To The Public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

Title Of Each Class Of Securities To Be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price(4)	Amount Of Registration Fee
Trust preferred securities of Allegheny Capital Trust I(1)	300,000	1,000	$300,000,000	$35,310
Common shares of Allegheny Energy, Inc., par value $1.25 per share(2)	24,749,001	—	—	—
Guarantee by Allegheny Energy, Inc. of the trust preferred securities(3)	—	—	—	—

(1)	Allegheny Capital Trust I (the “Trust”) issued 300,000 preferred securities on July 24, 2003 in a private placement. Pursuant to a Registration Rights Agreement dated July 24, 2003 between Allegheny Energy, Inc. (“AE”) and Allegheny Capital Trust I, as obligors, and the purchasers identified therein, AE and the Trust are obligated to file this Registration Statement to cover (1) resales by the holders of all preferred securities (including the guarantee), (2) the issuance of AE’s common stock upon the conversion of the preferred securities resold pursuant to this registration statement and (3) the resale of the shares of AE’s common stock issuable upon conversion of preferred securities by the holders thereof.

(2)	Represents shares of AE’s common stock issuable upon conversion of the preferred securities, excluding 249,999 shares that were previously registered. Pursuant to Rule 457(i) under the Securities Act of 1933, as amended (the “Securities Act”), no additional registration fee is required for the AE common stock issuable upon conversion of the preferred securities, because no additional consideration will be received in connection with the exercise of the conversion privilege attached to the preferred securities. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments. All of the shares registered hereby are registered for the accounts of the selling securityholders. The selling securityholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation to do so.

(3)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is required for the guarantee because the preferred securities are being registered concurrently.

(4)	Pursuant to Rule 457(g) under the Securities Act, the maximum aggregate offering price represents the amount of AE’s 11 7/8% Notes due 2008 held by the Trust, which are to be tendered to AE upon the conversion of the preferred securities into AE’s common stock.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2005

PROSPECTUS

ALLEGHENY CAPITAL TRUST I

300,000 11 7/8% Mandatorily Convertible Trust Preferred Securities

ALLEGHENY ENERGY, INC.

24,749,001 shares of common stock issuable upon conversion of the preferred securities and the guarantee of the preferred securities

Allegheny Capital Trust I (the “Trust”) originally issued the 11 7/8% Mandatorily Convertible Trust Preferred Securities (the “preferred securities”) in a private placement on July 24, 2003. This prospectus relates to resales of the preferred securities and of shares of the common stock of Allegheny Energy, Inc. (“AE”) issuable upon conversion of the preferred securities by the selling securityholders named under the caption “Selling Securityholders” in this prospectus or in a prospectus supplement.

Each preferred security represents an undivided beneficial ownership interest in the assets of the Trust. AE owns all of the common securities issued by the Trust. The preferred securities are convertible into shares of AE’s common stock, at a conversion rate of 83.33 shares of common stock per preferred security, subject to certain anti-dilution adjustments.

AE’s common stock is listed for trading on the New York Stock Exchange (the “NYSE”), the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol “AYE.” On March 28, 2005, the last reported sale price of the common stock on the NYSE was $20.34 per share. The preferred securities are not listed on any securities exchange.

Neither AE nor the Trust will receive any of the proceeds from the sale of the preferred securities or the common stock (collectively, the “securities”) by the selling securityholders. AE will bear all costs, fees and expenses incurred in connection with the registration of the securities registered hereby. The securities covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 29.

Investing in these securities involves substantial risks. See the section entitled “ Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

You should rely only on the information contained or incorporated or deemed to be incorporated by reference into this prospectus. Neither AE nor the Trust have authorized anyone to provide you with different information. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference into this prospectus speaks only as of the respective dates those documents were filed with the Securities and Exchange Commission (the “SEC”). This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that AE and the Trust filed with the SEC under which the selling securityholders may offer from time to time up to $300,000,000 aggregate liquidation amount of preferred securities and 24,749,001 shares of our common stock issuable upon conversion of the preferred securities in one or more offerings. If required, each time a selling securityholder offers preferred securities or common stock, in addition to this prospectus, AE and the Trust will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that AE and the Trust make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

References in this prospectus to “Allegheny,” “we,” “us” or “our” refer to Allegheny Energy, Inc. and its consolidated subsidiaries. References in this prospectus to “AE” refer to Allegheny Energy, Inc.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference herein contain a number of forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future plans, actions or events may identify forward-looking statements. These include statements with respect to:

•	regulation and the status of retail generation service supply competition in states served by the Distribution Companies (as defined herein);

•	financing plans;

•	demand for energy and the cost and availability of raw materials, including coal;

•	provider of last resort and power supply contracts;

•	results of litigation;

•	results of operations;

•	internal controls and procedures;

•	capital expenditures;

•	status and condition of plants and equipment;

•	regulatory matters; and

•	accounting issues.

Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not differ materially from expectations. Actual results have varied materially and unpredictably from past expectations.

Factors that could cause actual results to differ materially include, among others, the following:

•	changes in the price of power and fuel for electric generation;

•	general economic and business conditions;

•	changes in access to capital markets;

•	complications or other factors that make it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis;

•	environmental regulations;

•	the results of regulatory proceedings, including proceedings related to rates;

•	changes in industry capacity, development and other activities by our competitors;

•	changes in the weather and other natural phenomena;

•	changes in the underlying inputs and assumptions, including market conditions, used to estimate the fair values of commodity contracts;

•	changes in laws and regulations applicable to Allegheny, its markets or its activities;

•	the loss of any significant customers or suppliers;

•	dependence on other electric transmission and gas transportation systems and their constraints or availability;

•	changes in PJM Interconnection, L.L.C., a regional transmission organization (“PJM”), including changes to participant rules and tariffs;

•	the effect of accounting guidance issued periodically by accounting standard-setting bodies; and

•	the continuing effects of global instability, terrorism and war.

ALLEGHENY ENERGY, INC.

We are the parent holding company of an integrated energy business. Through our seven principal operating subsidiaries, we own and operate electric generation facilities and deliver electric and natural gas service to approximately four million people throughout Pennsylvania, West Virginia, Maryland, Virginia and Ohio. Our business consists of two segments: (i) generation and marketing and (ii) delivery and services.

Our generation and marketing segment owns, operates and manages regulated and unregulated electric generation capacity. This segment comprises the majority of our power generation operations. We conduct the operations of this segment principally through three of our subsidiaries: Allegheny Energy Supply Company, LLC (“AE Supply”), Monongahela Power Company (“Monongahela”) and Allegheny Generating Company (“AGC”). AE Supply is an unregulated energy company that owns, operates and manages electric generation facilities. AE Supply also purchases and sells energy and energy-related commodities, although it no longer engages in speculative trading. Monongahela owns generation capacity in West Virginia and Pennsylvania, and its West Virginia generation assets are included in this segment. AE Supply and Monongahela co-own AGC, whose sole asset is a 40% undivided interest in a pumped-storage hydroelectric station in Bath County, Virginia and its connecting transmission facilities.

Our delivery and services segment includes our electric and natural gas transmission and delivery (“T&D”) operations. The principal subsidiaries operating in this segment are Monongahela, The Potomac Edison Company (“Potomac Edison”) and West Penn Power Company (“West Penn,” and, together with Monongahela and Potomac Edison, the “Distribution Companies”). Each of the Distribution Companies is a public utility company doing business under the Allegheny Power trade name. In addition, our delivery and services segment includes Allegheny Ventures, Inc., which engages in telecommunications and unregulated energy-related projects. With the exception of Monongahela’s West Virginia generation assets (which are included in the generation and marketing segment), the Distribution Companies do not produce their own power. The Distribution Companies primarily service rural and suburban areas.

The rates we charge our retail customers are subject to state regulation and approval in the states in which we operate. We are a registered holding company under the Public Utility Holding Company Act of 1935 (“PUHCA”).

Recent Development

On March 23, 2005, AE and the Trust filed an Issuer Tender Offer Statement on Schedule T-O with the SEC and commenced a tender offer for the preferred securities. We are offering the holders of the preferred securities the right to receive, for each $1,000 in liquidation amount of preferred securities tendered for conversion, 83.33 shares of AE’s common stock, subject to any applicable anti-dilution adjustments, and $160.00 in cash. We are also soliciting consents from the holders of the preferred securities to remove substantially all of the restrictive covenants in the related indenture. The tender offer will expire at midnight, New York City time, on April 20, 2005, unless extended or terminated.

* * *

We were incorporated in Maryland in 1925. Our principal executive offices are located at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601, and our telephone number at that address is (724) 837-3000.

ALLEGHENY CAPITAL TRUST I

Allegheny Capital Trust I is a statutory business trust that was formed under the laws of the state of Delaware on July 17, 2003. The terms and conditions governing the Trust are set forth in the Amended and Restated Declaration Trust, dated July 24, 2003 (the “Declaration of Trust”), by and among the Trust, AE, as sponsor of the Trust, Wilmington Trust Company, as institutional trustee (the “institutional trustee”), Wilmington Trust Company, as Delaware Trustee, and Jeffrey D. Serkes, as regular trustee.

The Trust is the sole holder of $300 million aggregate principal amount of AE’s 11 7/8% Notes due 2008 (the “11 7/8% Notes”) and attached warrants (the “Warrants”) to purchase up to 24,999,000 shares of our common stock, subject to certain anti-dilution adjustments. The 11 7/8% Notes were issued pursuant to an indenture, dated as of July 24, 2003, by and between AE and Wilmington Trust Company, as indenture trustee (the “Indenture”). The Warrants may not be separated from the 11 7/8% Notes and may be exercised only through the tender of the 11 7/8% Notes. The preferred securities entitle the holders to quarterly distributions equal to the interest payable on a corresponding principal amount of 11 7/8% Notes and to direct the exercise of the Warrants in order to effect the conversion of the preferred securities into common stock.

The Trust was formed for the exclusive purposes of: (i) issuing and selling the preferred securities, which represent undivided beneficial interests in the assets of the Trust, to investors (ii) issuing and selling common securities, which represent undivided common beneficial interests in the assets of the Trust, to AE (iii) distributing the Trust’s income as provided for in the Declaration of Trust and (iv) engaging in other activities only as necessary or incidental to the activities described in (i) through (iii). The assets of the Trust consist entirely of (i) the 11 7/8% Notes (together with the attached Warrants), (ii) any cash on deposit in, or owing to, the Trust account maintained by the institutional trustee for benefit of the holders of the preferred securities and (iii) all proceeds and rights in respect of the foregoing to be held by the institutional trustee pursuant to the terms of the Declaration of Trust for the benefit of the Trust and the holders of the preferred securities. The Trust may not borrow money, issue debt, reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake or permit to be undertaken any activity that would cause the Trust to be subject to entry-level tax for United States federal income tax purposes.

The principal address of the Trust is c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601. The telephone number at that address is (724) 837-3000.

RISK FACTORS

An investment in any of the securities offered by this prospectus involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before investing in these securities. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition and a corresponding decline in the market price of our common stock.

Risks Relating to Regulation

We are subject to substantial governmental regulation. Compliance with current and future regulatory requirements and procurement of necessary approvals, permits and certificates may result in substantial costs to us.

We are subject to substantial regulation from federal, state and local regulatory agencies. We are required to comply with numerous laws and regulations and to obtain numerous authorizations, permits, approvals and certificates from governmental agencies. These agencies regulate various aspects of our business, including customer rates, service regulations, retail service territories, generation plant operations, sales of securities, asset sales and accounting policies and practices.

We are also subject to regulation by the SEC under PUHCA, which imposes a number of restrictions on the operations of registered utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, financings, acquisitions and dispositions of utility assets, or of securities of utility companies, and acquisitions by utility companies of other businesses. With limited exceptions, PUHCA requires that transactions between affiliated companies in a registered holding company system be performed at cost.

We cannot predict the impact of any future revision or changes in interpretations of existing regulations or the adoption of new laws and regulations applicable to us. Changes in regulations or the imposition of additional regulations could influence our operating environment and may result in substantial costs to us.

Our costs to comply with environmental laws are significant, and the cost of compliance with present and future environmental laws could adversely affect our cash flow and profitability.

Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and site remediation. Compliance with these laws and regulations may require us to expend significant financial resources to, among other things, meet air emission standards, conduct site remediation, perform environmental monitoring, purchase emission allowances, use alternative fuels and modulate operations of our generation facilities in order to reduce emissions. If we fail to comply with applicable environmental laws and regulations, even if we are unable to do so due to factors beyond our control, we may be subject to civil liabilities or criminal penalties and may be required to incur significant expenditures to come into compliance. Alleged violations of environmental laws and regulations may require us to expend significant resources defending ourselves against these claims.

New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on our generation operations or require us to incur significant additional costs.

Applicable standards under the United States Environmental Protection Agency’s (the “EPA”) New Source Review (“NSR”) initiatives remain in flux. Under the Clean Air Act of 1970 (the “Clean Air Act”), modification of our generation facilities in a manner that causes increased emissions could subject our existing facilities to the far more stringent NSR standards applicable to new facilities. The EPA has taken the view that many companies, including many energy producers, have been modifying emissions sources in violation of NSR standards in connection with work believed by the companies to be routine maintenance.

On May 20, 2004, AE, AE Supply, Monongahela and West Penn received a Notice of Intent to Sue from the Attorneys General of Connecticut, New Jersey and New York and the Pennsylvania Department of Environmental Protection alleging that they made major modifications to some of their coal-fired generation facilities in West Virginia and Pennsylvania in violation of the Prevention of Significant Deterioration provisions of the Clean Air Act. On September 8, 2004, AE, AE Supply, Monongahela and West Penn received a separate Notice of Intent to Sue from the Maryland Attorney General that essentially mirrored the previous Notice.

AE Supply and Monongahela filed a declaratory judgment action against the Attorneys General of New York, Connecticut and New Jersey in federal district court in West Virginia on January 6, 2005. This action requests that the court declare that AE Supply’s and Monongahela’s coal-fired power plants in West Virginia and Pennsylvania are in compliance with the Clean Air Act. The Attorneys General have filed a motion to dismiss the declaratory judgment action. If the action is dismissed based upon their motion, the Attorneys General may file an enforcement action against us in federal court in Pennsylvania. It is also possible that the EPA and other state authorities may join in the current declaratory judgment action or, if it is dismissed, a new action filed by the Attorneys General.

In December 2004, Pennsylvania adopted Renewable Portfolio Standard legislation. The new legislation requires that, by 2020, 18% of the energy used in Pennsylvania be derived from renewable and alternative sources. The new legislation includes a five-year exemption from this requirement for companies, such as the Distribution Companies, that are operating within transition periods under the current regulations governing the transition to market competition in Pennsylvania. The full requirement will apply to those companies when the applicable transition periods end. The legislation also includes a provision that will allow the Pennsylvania Public Utility Commission to modify or eliminate these obligations if alternative energy sources are not reasonably available. Similar legislation has been adopted in Maryland. The Maryland law goes into effect on the later of the termination of the applicable transition period or July 1, 2006.

In addition, we incur costs to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval, or if we fail to obtain, maintain or comply with any required approval, operations at affected facilities could be halted or subjected to additional costs.

Shifting state and federal regulatory policies impose risks on our operations and capital structure.

Our operations are subject to evolving regulatory policies, including initiatives regarding deregulation of the production and sale of electricity and the restructuring of transmission regulation. State or federal regulators may also take regulatory action as a result of the power outages that affected the Northeast and Midwest United States and Canada in August 2003. Any new requirements arising from these actions could lead to increased operating expenses and capital expenditures, the amount of which cannot be predicted at this time.

The continuation of below-market retail rate caps beyond the original scheduled end of transition periods could have adverse consequences for us. In the absence of a long-term power supply contract with a power generator, the Distribution Companies must purchase their power requirements at negotiated or market prices, whether from AE Supply or an alternative supplier. If retail rates are capped below the prices at which the Distribution Companies can obtain power, the power will be sold at a loss. Legislators, regulators and consumer and other groups have sought to extend retail rate regulation in the states in which the Distribution Companies do business through a variety of mechanisms, including through the extension of the current rate cap regimes, which are set below current market prices. We cannot predict to what extent these efforts will be successful.

Delays, discontinuations or reversals of electricity market restructurings in the markets in which we operate could have a material adverse effect on our results of operations and financial condition. At a minimum, these types of actions raise uncertainty concerning the continued development of competitive power markets. Given our multi-state operations and asset base, re-regulation of restructured obligations could prove intricate and time-consuming and could lead to complications within our capital structure.

In addition, as a result of the Federal Energy Regulatory Commission’s (“FERC”) efforts to implement a long-term rate design for the Midwest and Mid-Atlantic regions, the Distribution Companies may not fully recover their transmission costs and may have costs shifted to them from other transmission owners. Due to capped rates and the timing of state rate cases, the Distribution Companies may not be able to pass through increased transmission costs to these retail customers for some period of time.

Risks Related to our Substantial Debt

Covenants contained in our principal financing agreements restrict our operating, financing and investing activities.

Our principal financing agreements contain restrictive covenants that limit our ability to, among other things:

•	borrow funds;

•	incur liens and guarantee debt;

•	enter into a merger or other change of control transaction;

•	make investments;

•	prepay debt;

•	amend contracts; and

•	pay dividends and other distributions on our equity securities.

These agreements limit our ability to implement strategic decisions, including our ability to access capital markets or sell assets without using the proceeds to reduce debt. In addition, we are required to meet certain financial tests under some of our loan agreements, including interest coverage ratios and leverage ratios. Our failure to comply with the covenants contained in our financing agreements could result in an event of default, which could materially and adversely affect our financial condition.

Our substantial debt could adversely affect our ability to operate successfully and meet contractual obligations.

We are substantially leveraged. One of our principal challenges is to manage our debt while continuing the long-term process of reducing the amount of our debt. At December 31, 2004, we had $5.0 billion of debt on a consolidated basis (including discontinued operations). Approximately $700 million of that amount represented our obligations, $2.8 billion represented debt of AE Supply and AGC and the remainder constituted debt of one or more of the Distribution Companies.

Our substantial debt could have important consequences to us. For example, it could:

•	make it more difficult for us to satisfy our obligations under the agreements governing our debt;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business, regulatory environment and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	increase our vulnerability to general adverse economic, regulatory and industry conditions.

We may be unable to engage in desired financing transactions.

We have substantial debt service obligations for the foreseeable future and may need to engage in refinancing and capital-raising transactions in order to pay interest and retire principal. We also may undertake other types of financing transactions in order to meet our other financial needs and increase our equity ratios. We may be unable to successfully complete financing transactions due to a number of factors, including:

•	our equity ratios, which are below the minimum levels required under our PUHCA financing authorizations;

•	our credit ratings, most of which are currently below investment grade;

•	our overall financial condition and results of our operations; and

•	volatility in the capital markets.

We currently anticipate that, in order to repay the principal of our outstanding debt, we may undertake one or more financing alternatives, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or raising additional capital. We cannot assure you that we can complete any of these types of financing transactions on terms satisfactory to us or at all, that any financing transaction would enable us to pay the interest or principal on our debt or meet our other financial needs or that any of these alternatives would be permitted under the terms of the agreements governing our outstanding debt.

Our credit ratings and trading market liquidity may make it difficult for us to hedge our physical power supply commitments and resource requirements.

While we have made significant progress retiring unnecessary positions in the Western U.S. and other energy markets, our current credit ratings, together with a lack of market liquidity have made it difficult for us to retire a small number of remaining energy market positions. Market liquidity has significantly declined over the past three years. Absent a return to more liquid levels combined with an improvement in our credit ratings, it may not be possible for us to retire these remaining positions.

Our credit position has also made it difficult for us to hedge our power supply obligations and fuel requirements. In the absence of effective hedges for these purposes, we must satisfy power shortfalls in the spot markets, which are volatile and can be more costly than expected.

Our risk management, wholesale marketing, fuel procurement and energy trading activities, including our decisions to enter into power sales or purchase agreements, rely on models that depend on judgments and assumptions regarding factors such as the future market prices and demand for electricity and other energy-related commodities. Even when our policies and procedures are followed and decisions are made based on these models, our financial position and results of operations may be adversely affected if the judgments and assumptions underlying those models prove to be inaccurate.

Risks Relating to our Operations

Our generation facilities are subject to unplanned outages and significant maintenance requirements.

The operation of power generation facilities involves many risks, including the risk of breakdown or failure of equipment, fuel interruption and performance below expected levels of output or efficiency. If our facilities, or the facilities of other parties upon which we depend, operate below expectations, we may lose revenues, have increased expenses or fail to receive the amount of power for which we have contracted.

Many of our facilities were originally constructed many years ago. Older equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to operate at peak efficiency or availability. If we underestimate required maintenance expenditures or are unable to make required capital expenditures due to liquidity constraints, we risk incurring more frequent unplanned outages, higher than anticipated maintenance expenditures, increased operation at higher cost of some of our less efficient generation facilities and the need to purchase power from third parties to meet our supply obligations.

Our operating results are subject to seasonal and weather fluctuations.

Electrical power generation is generally a seasonal business, and weather patterns can have a material impact on our operating performance. Demand for electricity peaks during the summer and winter months, and market prices typically also peak during these times. During periods of peak demand, the capacity of our generation facilities may be inadequate, which could require us to purchase power at a time when the market price for power is very high. In addition, although the operational costs associated with the delivery and services segment are not weather-sensitive, the segment’s revenues are subject to seasonal fluctuation. Accordingly, our annual results and liquidity position may depend disproportionately on our performance during the winter and summer.

Our revenues, costs and results of operations are subject to other risks beyond our control, including, but not limited to, accidents, storms, natural catastrophes and terrorism.

Much of the value of our business consists of our portfolio of power generation and T&D assets. Our ability to conduct our operations depends on the integrity of these assets. The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events may exceed reserves or insurance, if any, for repairs, which may adversely impact our results of operations and financial condition. Although we have taken, and will continue to take, reasonable precautions to safeguard these assets, we cannot assure you that our facilities will not face damage or disruptions or that we will have sufficient reserves or insurance to cover the cost of repairs. In addition, in the current geopolitical climate, enhanced concern regarding the risks of terrorism throughout the economy may impact our operations in unpredictable ways. Insurance coverage may not cover costs associated with any of these risks adequately or at all.

The terms of AE Supply’s power sale agreements with the Distribution Companies could require AE Supply to sell power below its costs or prevailing market prices or require the Distribution Companies to purchase power at a price above which they can sell power.

In connection with regulations governing the transition to market competition, the Distribution Companies are required to provide electricity at capped rates to retail customers who do not choose an alternate electricity generation supplier or who return to utility service from alternate suppliers. The Distribution Companies satisfy the majority of these obligations by purchasing power from AE Supply under long-term agreements. Those agreements provide for the supply of a significant portion of the Distribution Companies’ energy needs at the mandated capped rates and for the supply of a specified remaining portion at rates based on market prices. The amount of energy priced at market rates increases over each contract term. The majority of AE Supply’s normal operating capacity is dedicated to these contracts with the Distribution Companies.

These power supply agreements present risks for both AE Supply and the Distribution Companies. At times, AE Supply may not earn as much as it otherwise could by selling power priced at capped rates to the

Distribution Companies instead of into competitive wholesale markets. In addition, AE Supply’s obligations under these power supply agreements could exceed its available generation capacity, which may require AE Supply to buy power at prices that are higher than the sale prices in the power supply agreements. Changes in customer switching behavior could also alter AE Supply’s obligations under these agreements. Conversely, the Distribution Companies’ capped rates may be below current wholesale market prices through the applicable transition periods. As a consequence, the Distribution Companies may at times pay more for power than they can charge retail customers and may be unable to pass the excess costs on to their retail customers.

The supply and price of fuel and emissions credits may impact our financial results.

We are dependent on coal for much of our electric generation capacity. We have coal supply contracts in place that partially mitigate our exposure to negative fluctuations in coal prices. We cannot assure you, however, that the counterparties to these agreements will fulfill their obligations to supply coal. The suppliers under these agreements may experience financial or technical problems that inhibit their ability to fulfill their obligations. In addition, the suppliers under these agreements may not be required to supply coal to us under certain circumstances, such as in the event of a natural disaster. If we are unable to obtain our coal requirements under these contracts, we may be required to purchase coal at higher prices, which could have a material adverse effect on our financial condition, cash flow and results of operations.

We estimate that we may purchase sulfur dioxide emission allowances for up to 50,000 tons for 2005 and an average of approximately 100,000 tons per year for 2006 through 2008. Our allowance needs, to a large extent, are affected at any given time by the amount of output produced, and the type of fuel used, by our generation facilities. Fluctuations in the availability or cost of emission allowances could have a material adverse effect on our results of operations, cash flows and financial condition.

We are currently involved in significant litigation that, if not decided favorably to us, could materially adversely affect our results of operations, cash flows and financial condition.

We are currently involved in a number of lawsuits, including lawsuits relating to breach of contract and our involvement in the energy trading business. We intend to vigorously pursue these matters, but the results of these lawsuits cannot be determined. Adverse outcomes in these lawsuits could require us to make significant expenditures and could have a material adverse effect on our results of operations, cash flows and financial condition.

The Distribution Companies and other of our subsidiaries are and may become subject to legal claims arising from the presence of asbestos or other regulated substances at some of their facilities.

The Distribution Companies have been named as defendants in pending asbestos litigation involving multiple plaintiffs and multiple defendants. In addition, asbestos and other regulated substances are, and may continue to be, present at Allegheny-owned facilities where suitable alternative materials are not available. We believe that any remaining asbestos at Allegheny-owned facilities is contained. The continued presence of asbestos and other regulated substances at Allegheny-owned facilities, however, could result in additional actions being brought against us.

We may be required to make significant contributions to satisfy underfunded pension liabilities.

Our underfunded pension liabilities have increased in recent periods due to declining interest rates and financial market performance and because of the implementation of early retirement initiatives to reduce headcount. We made a total contribution to pension plans during 2004 of $27.7 million, including $0.3 million to the Supplemental Executive Retirement Plan. Minimum required funding contributions are anticipated to increase beyond 2004. However, these anticipated mandatory contributions will change in the future if our assumptions regarding prevailing interest rates change, if actual investments under-perform or out-perform expectations or if actuarial assumptions or asset valuation methods change.

We also contributed $28.1 million to our postretirement benefits other than pensions in 2004. These costs may increase in 2005.

Changes in PJM market policies and rules may impact our financial results.

Substantially all of our generation assets and power supply obligations are located within the PJM market. Any changes in PJM policies or market rules, including changes that are currently under consideration by FERC, could adversely affect our financial results.

Energy companies are subject to adverse publicity, which may make us vulnerable to negative regulatory and litigation outcomes.

The energy sector has been the subject of highly-publicized allegations of misconduct. Negative publicity of this nature may make legislatures, regulatory authorities and tribunals less likely to view energy companies favorably, which could cause them to make decisions or take actions that are adverse to us. Power outages, such as those that affected the Northeast and Midwest United States and Canada in August 2003, could exacerbate negative sentiment regarding the energy industry.

We are dependent on our ability to successfully access capital markets. An inability to access capital may adversely affect our business.

We rely on access to the capital markets as a source of liquidity and to satisfy any of our capital requirements that are not met by the cash flow from our operations. Capital market disruptions, or a downgrade in our credit ratings, could increase our cost of borrowing or could adversely affect our ability to access one or more financial markets. Disruptions to the capital markets could include, but are not limited to:

•	a recession or an economic slowdown;

•	the bankruptcy of one or more energy companies or highly-leveraged companies;

•	significant increases in the prices for oil or other fuel;

•	a terrorist attack or threatened attacks;

•	a significant transmission failure; or

•	changes in technology.

Risks Relating to our Internal Controls and Procedures and Operational Enhancements

Our internal controls and procedures have been substantially deficient, and we continue to expend significant resources to improve internal controls and procedures.

In August 2002, our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), advised us that it considered AE’s and its subsidiaries’ internal controls to have material weaknesses. The term “material weakness” refers to an organization’s internal control deficiency in which the design or operation of a component of internal control does not reduce to a relatively low level the risk that a material misstatement may be contained in the organization’s financial statements. In March 2004, PwC advised AE’s Audit Committee that although management had made significant progress in addressing the specific control weaknesses previously identified, not all of these deficiencies had been remedied and certain internal control weaknesses remained. In September 2004, PwC advised AE’s Audit Committee that certain material weaknesses remained and required remediation. As of December 31, 2004, these material weaknesses have been remediated, although some deficiencies remain. We intend to expend additional resources to further improve our internal controls.

Refocusing our business subjects us to risks and uncertainties.

Since late 2002, we have been reassessing the business environment, our position within the energy industry and our relative strengths and weaknesses. As a result of this reassessment, we have implemented significant changes to our operations as part of our overall strategy to function as an integrated utility company, to the extent practicable and permissible under relevant regulatory constraints. For example, we have reduced the size of our workforce and made substantial changes to senior management. Additional changes to our business will be considered as management seeks to strengthen financial and operational performance. These changes may be disruptive to our established organizational culture and systems. In addition, consideration and planning of strategic changes diverts management attention and other resources from day to day operations.

We may engage in sales of assets and businesses; however, market conditions and other factors may hinder this strategy.

We may continue to sell non-core assets. Sales prices for energy assets and businesses could fluctuate due to prevailing conditions. Asset sales under poor market conditions could result in substantial losses. Buyers also may find it difficult to obtain financing to purchase these assets. As part of any asset sale, we face challenges associated with valuing the assets correctly and limiting our environmental or other retained liabilities. These transactions also may divert management attention and other resources from day to day operations.

Several factors specific to us could make asset sales particularly challenging. We are subject to regulatory approvals, as are potential purchasers. These approvals can impose delays and structuring complications on asset sale transactions. Potential buyers may be reluctant to enter into agreements to purchase assets from us if they believe that required consents and approvals will result in significant delays or uncertainties in the transaction process.

We may fail to realize the benefits that we expect from our cost-savings initiatives.

We have undertaken and expect to continue to undertake cost-savings initiatives. However, we cannot assure you that we will realize on-going cost savings or any other benefits from these initiatives. Even if we realize the benefits of our cost savings initiatives, any cash savings that we achieve may be offset by other costs, such as environmental compliance costs and higher fuel, operating and maintenance costs, or could be passed on to customers through revised rates. Staff reductions may reduce our workforce below the level needed to effectively manage our business and service our customers. Our failure to realize the anticipated benefits of our cost-savings initiatives could have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to our Common Stock

Our stock price may be volatile.

In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Our market price may fluctuate based on a number of factors, including:

•	our operating performance and the performance of other utilities;

•	news announcements relating to us, our industry or our competitors;

•	changes in earnings estimates or recommendations by research analysts;

•	changes in general economic conditions;

•	the number of shares to be publicly traded after this offering;

•	dilution caused by the future exercise of securities convertible into shares of our common stock;

•	actions of our current stockholders; and

•	other developments affecting us, our industry or our competitors.

Future sales of common stock may affect the market price of our common stock.

We cannot predict what effect, if any, future sales of our common stock, or the availability of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market following any public offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate.

Risks Relating to the Preferred Securities

The preferred securities may be affected by fluctuations in the market price of our common stock, and we cannot assure you that an active trading market will develop for the preferred securities or that you will be able to resell the preferred securities at or above their purchase price.

The preferred securities were issued on July 24, 2003 in a private transaction, and the private trading market for the preferred securities is limited. There is currently no public market for the preferred securities. In addition, the liquidity of any trading market in the preferred securities and the market price quoted for the preferred securities, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of the preferred securities will be volatile. Because the preferred securities are convertible into our common stock, their trading prices are likely to be affected by fluctuations in the market price of our common stock. The price of our common stock over the past two years has fluctuated significantly. Neither AE nor the Trust has applied, and neither intends to apply for the listing of the preferred securities on any securities exchange or for their inclusion in any automated quotation system.

USE OF PROCEEDS

All of the securities offered hereby are being sold by the selling securityholders. Neither AE nor the Trust will receive any proceeds from the sale of the preferred securities or the common stock by the selling securityholders.

SELLING SECURITYHOLDERS

The selling securityholders listed below and the beneficial owners of the preferred securities and their transferees, pledgees, donees or other successors, if not identified in this prospectus then so identified in supplements to this prospectus as required, are the selling securityholders under this prospectus. The following table sets forth information, as of                         , 2005 with respect to the selling securityholders named below and the respective number of preferred securities owned by each selling securityholder and the number of shares of common stock issuable upon conversion of the preferred securities owned by each selling securityholder, that may be offered pursuant to this prospectus, together with the number of shares of common stock owned by each selling securityholder prior to this offering.

Because the selling securityholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number or principal amount, as the case may be, of the securities that will be held by the selling securityholders upon termination of this offering.

Each selling securityholder listed below may, under this prospectus, from time to time offer and sell the number of preferred securities listed below opposite its name and/or the number of shares of common stock into which its preferred securities may be converted. Prior to any use of this prospectus in connection with an offering of these securities by a beneficial owner not listed as a selling securityholder below or its transferee, pledgee, donee or other successor, this prospectus will be supplemented to set forth the name and information with respect to that person.

Selling Securityholder	Shares of AE Common Stock Owned Prior to this Offering		Number of Preferred Securities Covered by this Prospectus	Shares of AE Common Stock Issuable Upon Conversion of the Preferred Securities	Shares of AE Common Stock Owned After this Offering(1)
	Number	Percent			Number	Percent

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of , 2005, are deemed to be beneficially owned by the person holding the securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This information has been obtained from the selling securityholders and we have not independently verified this information. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates.

DESCRIPTION OF PREFERRED SECURITIES

This description summarizes the material terms of the preferred securities and the material provisions of the Declaration of Trust. This description is subject to, and is qualified in its entirety by reference to, all of the provisions of the Declaration of Trust (including the definitions therein of certain terms).

Overview

On July 24, 2003 the Trust issued 300,000 preferred securities designated as the 11 7/8% Mandatorily Convertible Trust Preferred Securities (liquidation preference $1,000 per preferred security) pursuant to the Declaration of Trust by and among the Trust, AE, as sponsor of the Trust, Wilmington Trust Company, as institutional trustee (the “institutional trustee”), Wilmington Trust Company, as Delaware Trustee and Jeffrey D. Serkes, as regular trustee. The preferred securities are validly issued, fully paid and nonassessable.

The Declaration of Trust authorizes the regular trustee, on behalf of the Trust, to issue the preferred securities. The preferred securities represent undivided beneficial interests in the assets of the Trust.

Distributions on each preferred security are payable at the annual rate of 11 7/8% of the liquidation preference amount of $1,000 per preferred security. Distributions are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. The amount of distributions payable for any period is computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed in a 30-day month.

If distributions are payable on a date that is not a business day, payment will be made on the next succeeding day that is a business day (without any interest or other payment in respect of the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day, with the same force and effect as if made on the originally specified date. A “business day” means any day other than a Saturday or a Sunday, or a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed.

Distributions on the preferred securities (other than distributions on a redemption date) are payable to the holders thereof as they appear on the register of the Trust as of 5:00 p.m., New York City time, on the relevant record dates. The record date for distributions on the preferred securities will be the fifteenth day of the month, whether or not a business day, in the month prior to which the relevant distribution date occurs (or would have occurred but for the fact that the date that the distribution was payable was not a business day).

The Trust’s revenue available for distribution to holders of the preferred securities is limited to AE’s interest payments to the Trust under AE’s 11 7/8% Notes. At all times, the distribution rate, the distribution dates and other payment dates for the preferred securities will correspond to the interest rate, interest payment dates and other payment dates on the 11 7/8% Notes.

Conversion Rights

Mandatory Conversion

All outstanding preferred securities will be automatically converted, without any action on the part of the holder, the Trust or any other person, into shares of AE’s common stock if, at any time after June 15, 2006, the closing price of a share of AE’s common stock has been equal to or greater than $15 per share for 30 consecutive trading days. In the event of such a mandatory conversion, the holders of preferred securities will be eligible to receive any accrued and unpaid distributions payable on the preferred securities as of the date that the conversion is deemed to have occurred.

Optional Conversion

The preferred securities are convertible at any time prior to the stated maturity date of June 15, 2008, at the option of the holder thereof and in the manner described below, into shares of AE’s common stock at a conversion ratio of 83.33 shares of AE’s common stock for each preferred security, subject to certain antidilution adjustments. A holder of a preferred security wishing to exercise its conversion right must deliver an irrevocable notice of conversion to Wilmington Trust Company, as the conversion agent. If the preferred security is in certificated form, the holder also must include the certificate representing the preferred security. The notice of conversion must set forth the number of preferred securities to be converted and the name or names, if other than the securityholder, in which the shares of AE’s common stock are to be issued. The conversion agent will tender to AE an aggregate principal amount of 11 7/8% Notes (together with the Warrants attached to the 11 7/8% Notes) equal to the aggregate liquidation amount of preferred securities tendered for conversion. The common stock issued pursuant to the exercise of the Warrants by the conversion agent will thereafter be distributed to the holders in satisfaction of the shares of common stock the holders are entitled to receive for conversion of their preferred securities. The preferred securities, the related Warrants and the 11 7/8% Notes converted will thereafter be retired and cancelled. You may obtain copies of the required form of the conversion notice from the conversion agent.

AE has authorized and reserved for issuance the maximum number of shares of its common stock as will be issuable upon exercise of the conversion rights, including the maximum number of shares that may be issuable as a result of the adjustment to the conversion ratio upon a change in control described below. Shares of AE’s common stock issued upon conversion of preferred securities will be validly issued, fully paid and nonassessable. No fractional shares of AE common stock will be issued as a result of conversion, but in lieu thereof, the holder of a fractional interest will receive an amount equal to the product of such fraction and the average of the closing prices of the common stock, as reported by the NYSE, for the five trading days ending on the last trading day prior to the conversion date.

Optional Redemption

If at any time prior to June 15, 2006 the aggregate principal amount of the 11 7/8% Notes is less than $25 million, AE has the option to redeem all, but not less than all, of the remaining 11 7/8% Notes at a redemption price equal to 100% of the principal amount thereof plus the applicable premium, accrued and unpaid interest and special interest, if any, to the date of redemption. Furthermore, AE has the option to redeem any or all of the 11 7/8% Notes on or after June 15, 2006 at the optional redemption price (this price initially being 105.9375% and declining to 102.96875% on or after June 15, 2007, plus, in each case, accrued and unpaid interest and special interest, if any, to the redemption date). The proceeds from any optional redemption would be applied by the institutional trustee to redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the 11 7/8% Notes redeemed by AE.

Any redemption of preferred securities will be made, and the optional redemption price will be payable, on the redemption date only to the extent that the Trust has funds available to pay the redemption price.

If AE redeems less than all of the 11 7/8% Notes, then the institutional trustee will select the preferred securities to be redeemed, on a pro rata basis, by lot or in accordance with a method which the institutional trustee deems fair and reasonable. The institutional trustee will provide a notice of redemption to each holder whose preferred securities are to be redeemed at the holder’s registered address at least 30 days, but not more than 60 days, prior to the date fixed under the Indenture for the redemption of the 11 7/8% Notes. Any notice of redemption will be irrevocable. The paying agent will initially be the institutional trustee and any co-paying agent may be chosen by the regular trustee.

In the event that any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any delay).

Notwithstanding the foregoing, distributions payable on or before the redemption date will be payable to the holders of the preferred securities on the relevant record dates for the related distribution payment dates. If the Trust gives a notice of redemption and funds are deposited as required, then immediately prior to the close of business on the redemption date, distributions will cease to accrue on the preferred securities called for redemption, all rights of the holders of the preferred securities called for redemption will cease, except the right of the holders of the preferred securities to receive the redemption price, without further interest, and the preferred securities called to be redeemed will cease to be outstanding.

If any preferred security called for redemption is not so paid upon surrender for redemption due to a failure by AE to tender the corresponding 11 7/8% Notes (together with the Warrants attached to the 11 7/8% Notes), then distributions must be paid on the unpaid liquidation amount, from the redemption date until the liquidation amount is paid, and to the extent lawful on any distributions, including additional amounts, if any, not paid on the unpaid liquidation amount.

Redemption Upon Change of Control

Upon a change of control (as defined in the Indenture) of AE, AE will make an offer to each holder of 11 7/8% Notes to repurchase all or any part of each holder’s 11 7/8% Notes at a purchase price equal to 100% of the aggregate principal amount thereof plus a premium, accrued and unpaid interest and special interest, if any, to the date of purchase. If AE makes a change of control offer, the Trust will make an offer to each holder of the preferred securities to repurchase all or any part of each holder’s outstanding preferred securities. The purchase price will be in an amount equal to the liquidation amount plus the change of control premium. The change of control premium will be either of the following:

•	1%, in the event of a change of control pursuant to which the acquiring entity or, if none, the surviving entity is an entity the senior debt securities of which are, immediately after the change of control, ascribed an investment grade rating by any nationally recognized statistical rating organization and

•	in the event of any change of control other than a change of control described above, (a) if the change of control occurs prior to June 15, 2006, the applicable premium (the excess of (A) the present value at the redemption date of (1) 100% of the liquidation amount of the preferred security at June 15, 2006 plus (2) all required distributions, including additional amounts, if any, due on the preferred security through June 15, 2006, excluding accrued but unpaid distributions and additional amounts, if any, computed, in both cases, using a discount rate equal to the treasury rate plus 5.0%, over, (B) the liquidation amount of the preferred security), (b) if the change of control occurs on or after June 15, 2006 but prior to June 15, 2007, 5.9375% and (c) if the change of control occurs on or after June 15, 2007, 2.96875%.

The institutional trustee will notify each holder of preferred securities as soon as practicable that an offer to repurchase preferred securities is being made.

AE will cause the Trust to comply with the requirements of Section 14(e) and Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the redemption of preferred securities as a result of a change of control of AE. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of the Declaration of Trust pertaining to a change in control, AE will cause the Trust to comply with the applicable securities laws and regulations, and the Trust will be deemed not to have breached its obligations under the Declaration of Trust.

Redemption Upon Asset Sale

Section 4.06 of the Indenture provides that upon certain sales of assets by AE or a restricted subsidiary that result in cumulative aggregate amount of excess proceeds (as defined in the Indenture) in excess of

$10,000,000, AE will make an offer to each holder of 11 7/8% Notes (the “AE asset sale offer”) to repurchase 11 7/8% Notes pursuant to the terms and conditions of the Indenture. Upon its receipt of a notice of an AE asset sale offer, the institutional trustee shall make an offer to each securityholder to repurchase the preferred securities pursuant to the terms and conditions of the Declaration of Trust. However, pursuant to AE’s confidential consent solicitation statement, dated March 4, 2004, Section 4.06 of the Indenture has been suspended until the termination of the credit agreement, dated as of March 8, 2004 (as amended on May 28, 2004 and October 12, 2004) among, the Company, Citicorp North America, Inc., as administrative agent and a syndicate of lenders. Moreover, in connection with the offer and consent solicitation, dated March 23, 2005, AE and the Trust are seeking consents from holders of the preferred securities to amend substantially all of the restrictive covenants contained in the Indenture, including deleting Section 4.06, and thus, effectively relieving the Trust from any obligation to make an offer to repurchase the preferred securities upon certain asset sales by AE or its restricted subsidiaries.

Voting Rights; Amendment of the Declaration of Trust

Except under limited circumstances and as otherwise required by law and the Declaration of Trust, the holders of the preferred securities have no voting rights. In respect of any matter as to which a holder of preferred securities is entitled to vote, the holder is entitled to one vote for each $1,000 in liquidation preference amount represented by the holder’s preferred securities.

The institutional trustee and the regular trustee may amend the Declaration of Trust from time to time, without the consent of the holders of the preferred securities, to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated preferred securities in addition to or in place of certificated preferred securities;

•	provide for the assumption of the Trust’s obligations to the holders of the preferred securities by a successor entity;

•	add covenants for the benefit of the holders of preferred securities or surrender any right or power conferred upon AE;

•	make any change that would provide additional rights or benefits to holders of preferred securities or that does not adversely effect the holders’ rights;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the Declaration of Trust under the Trust Indenture Act; and

•	provide for the acceptance and appointment of a successor trustee.

The institutional trustee and the regular trustee may amend or supplement the Declaration of Trust and the preferred securities with the consent of holders of a majority in liquidation amount of the preferred securities. However, without the consent of each holder of preferred securities affected, no amendment or waiver may:

•	reduce the liquidation amount of preferred securities whose holders must consent to an amendment, supplement or waiver;

•

reduce the liquidation amount or premium of or additional amounts on or change the fixed maturity of any preferred security or alter or waive any of the provisions with respect to the redemption of the preferred securities (other than Section 4.04, which requires the Trust to offer to repurchase the preferred securities upon a change of control (as that term is described in the Indenture) of AE, and

Section 4.05, which requires the institutional trustee to make an offer to each holder of preferred securities to purchase preferred securities upon asset sales (as that term is described in the Indenture) by AE);

•	reduce the rate of or change the time for payment of distributions, including additional amounts, if any;

•	waive an event of default on the 11 7/8% Notes regarding the payment of principal of or interest or premium, or special interest, if any, on the 11 7/8% Notes;

•	make any preferred security payable in money other than as stated;

•	waive a redemption payment with respect to any preferred security (other than Section 4.04, which requires the Trust to offer to repurchase the preferred securities upon a change of control (as that term is described in the Indenture) of AE, and Section 4.05, which requires the institutional trustee to make an offer to each holder of preferred securities to purchase preferred securities upon asset sales (as that term is described in the Indenture) by AE); and

•	make any change to these amendment and waiver provisions.

In addition, so long as the institutional trustee holds any 11 7/8% Notes or attached Warrants, the consent of a majority in liquidation amount of the preferred securities will be required prior to any amendment to the Indenture, the 11 7/8% Notes or Warrants where a consent would otherwise be required.

Registration Rights

On July 24, 2003, AE and the Trust entered into a registration rights agreement with the initial purchasers of the preferred securities. Under the registration rights agreement, AE and the Trust agreed to:

•	file, on or before March 31, 2005, a shelf registration statement with the SEC on the appropriate form under the Securities Act to cover resales of the preferred securities and the AE common stock issuable upon conversion of the preferred securities, which are collectively referred to as the registrable securities;

•	use their reasonable best efforts to cause the shelf registration statement to be declared effective as promptly as practicable, but in no event later than 120 days after the shelf registration statement has been filed with the SEC; and

•	use their reasonable best efforts to keep the registration statement effective ending on the earlier of:

•	July 24, 2005; and

•	the date on which all of the registrable securities are sold pursuant to the shelf registration statement.

Neither AE nor the Trust can assure you that they will be able to keep effective a shelf registration statement for the required period. Moreover, the registration rights agreement provides that if a shelf registration statement is not:

•	filed within the applicable time period as set forth above;

•	effected by the applicable time period as set forth above; or

•	ceases to be effective or usable in connection with resales of registrable securities for any reason for at least a period of 30 days during any period which the shelf registration statement is to be effective, the per annum interest rate will increase an additional 0.25% on the 11 7/8% Notes for any period (i) during which the obligation to file a registration statement is not met, (ii) during which a registration statement was to be declared effective and has not been declared effective, or (iii) during which a registration statement was suspended or otherwise not effective or current. However, the total increase in the interest rate on the 11 7/8% Notes at any time shall not be greater than 0.25%. The payment of any special interest by AE on the 11 7/8% Notes due to such a registration default will thereafter be distributed by the Trust to holders of the preferred securities.

AE’s and the Trust’s obligation under the registration rights agreement, and hence, the applicability of the additional distributions, will cease to be applicable after July 24, 2005.

This is a summary of some important provisions of the registration rights agreement. This summary is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Merger or Consolidation of the Trustees

Any corporation into which the institutional trustee or the Delaware trustee, as the case may be, may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the institutional trustee or the Delaware trustee, as the case may be, is a party, or any corporation succeeding to all or substantially all the corporate trust business of the institutional trustee or the Delaware trustee, as the case may be, will be the successor of the institutional trustee or the Delaware trustee, as the case may be, under the Declaration of Trust, provided it is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity or person, except as described below. At AE’s request, the Trust may, with the consent of the regular trustee and without the consent of the institutional trustee, the Delaware trustee or holders of the preferred securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entity to a trust organized as such under the laws of any state or the District of Columbia, provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to the common and preferred securities; or

•	substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so as long as the successor securities rank the same as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise.

•	AE expressly appoints a trustee of the successor entity that possesses the same powers and duties as the institutional trustee in its capacity as the holder of the 11 7/8% Notes;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities);

•	the successor entity has a purpose substantially identical to that of the Trust;

•	prior to the merger, consolidation, amalgamation, replacement, lease or conveyance or transfer AE has received an opinion of counsel to the effect that:

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity, as the case may be, will be required to register as an “investment company” under the Investment Company Act of 1940;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders’ interests in the new entity); and

•	following the merger, consolidation, amalgamation or replacement, neither the Trust (nor the successor entity) will be subject to entity-level tax for United States federal income tax purposes.

•	the merger, consolidation, amalgamation or replacement will not materially adversely affect the rights, preferences and privileges of the holders of the common and preferred securities (including any successor securities) (other than with respect to any dilution of the holders’ interests in the new entity as a result of the merger, consolidation, amalgamation or replacement); and

•	AE, or any permitted successor or assignee, owns all of the common securities of the successor entity, guarantees the obligations of the successor entity under any substitute securities at least to the extent provided by the guarantee and assumes AE’s obligations under the guarantee as to expenses and liabilities.

Expenses of the Trust

Pursuant to the Declaration of Trust, AE will pay all of the costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of any preferred securities the amounts due the holders pursuant to the terms of the preferred securities. Such costs, expenses and liabilities shall include any taxes to which the Trust may become subject, whether as a result of a tax event or otherwise, other than withholding taxes.

Events of Default

An event of default under the Indenture governing the 11 7/8% Notes, which is referred to as a note event of default, constitutes an event of default under the Declaration of Trust with respect to the preferred securities. If any note event of default (other than a note event of default relating to certain bankruptcy or insolvency proceedings of AE or any of its restricted subsidiaries) occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the then outstanding 11 7/8% Notes may declare all the 11 7/8% Notes to be due and payable immediately; provided that, if upon such a note event of default the indenture trustee or the holders fail to make a declaration, the holders of at least 25% in aggregate liquidation amount of the preferred securities shall have the right to make the declaration. Upon any such declaration, the 11 7/8% Notes shall become immediately due and payable. Notwithstanding the foregoing, if a note event of default relating to certain bankruptcy or insolvency proceedings occurs with respect to AE, any of its restricted subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, all outstanding 11 7/8% Notes shall be due and payable immediately without further action or notice. If an event of default under the Declaration of Trust occurs and is actually known by the institutional trustee, the institutional trustee shall mail to holders of preferred securities a notice of the event of default within 90 days after its occurrence, except in limited circumstances. If an event of default under the Declaration of Trust has occurred and is continuing, the preferred securities shall have preference over the common securities of the Trust with respect to any distribution payments.

Governing Law

The Declaration of Trust and the preferred securities are governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEE

We have summarized below the material terms of the guarantee. This summary is not a complete description of all of the terms and provisions of the guarantee. For more information, we refer you to the guarantee and the Trust Indenture Act.

General

AE executed and delivered the guarantee agreement concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities.

AE absolutely, irrevocably and unconditionally agrees to pay in full the following payments with respect to the preferred securities to the extent not paid by the Trust and to the extent that the Trust does not have funds available at that time for those distributions:

•	any accrued and unpaid distributions and additional amounts, if any, required to be paid on the preferred securities;

•	the redemption price with respect to the preferred securities called for repurchase or redemption; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the 11 7/8% Notes (together with the attached Warrants), to holders of the preferred securities or the redemption of all preferred securities upon the maturity or redemption of the 11 7/8% Notes as provided in the Declaration of Trust), the lesser of:

(i)	the liquidation amount and all accrued and unpaid distributions and additional amounts, if any, on the preferred securities; and

(ii)	the amount of assets of the Trust remaining available for distribution to holders of preferred securities in liquidation of the Trust.

AE’s obligation to make a guarantee payment may be satisfied by its direct payment of the required amounts to the holders of the preferred securities or by causing the Trust to pay these amounts to the holders of the preferred securities.

The guarantee is an irrevocable guarantee of the Trust’s obligations under the preferred securities, but will apply only to the extent that the Trust does not have funds sufficient to make these payments. If AE does not make payments on the 11 7/8% Notes held by the Trust, then the Trust will not be able to make the related payments to holders of the preferred securities and will not have funds available.

The guarantee does not limit AE from incurring or issuing other secured or unsecured debt, including senior indebtedness. The holders of at least a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of AE’s guarantee or to direct the exercise of any trust power conferred upon the guarantee trustee under AE’s guarantee, except the guarantee trustee may refuse to follow any direction it believes is unjustly prejudicial to other holders not taking part in the direction, is unlawful or would subject the guarantee trustee to personal liability. Any holder of the preferred securities may institute a legal proceeding directly against AE to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

The guarantee constitutes a guarantee of payment and not of collection. If AE defaults on its obligation to pay amounts payable under the 11 7/8% Notes, the Trust will lack funds for the payment of distributions or amounts payable on redemption of the preferred securities or otherwise, and the holders of the preferred securities will not be able to rely upon the guarantee for payment of these amounts. Instead, if a note event of default exists that is attributable to AE’s failure to pay principal of or an interest payment on the 11 7/8% Notes on a payment date, then any holder of preferred securities may institute a direct action against AE pursuant to the terms of the Indenture for enforcement of payment to that holder of the principal of or interest on the 11 7/8% Notes having a principal amount equal to the aggregate liquidation amount of the preferred securities of that holder. In connection with a direct action, AE will have a right of set-off under the Indenture to the extent that AE made any payment to the holder of preferred securities in the direct action. Except as described in this prospectus, holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the 11 7/8% Notes or assert directly any other rights in respect of the 11 7/8% Notes. The Declaration of Trust provides that each holder of preferred securities by accepting the preferred securities unconditionally agrees to the provisions of the guarantee and the Indenture.

AE has, through the guarantee, the Declaration of Trust, the 11 7/8% Notes and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust’s obligations under the preferred securities. No single document standing alone, or operating in conjunction with fewer than all of the other documents, constitutes that guarantee. Only the combined operation of these documents provides a full, irrevocable and unconditional guarantee of the Trust’s obligations under the preferred securities.

Events of Default

There will be an event of default under the guarantee if AE fails to perform any of its payment or other obligations under the guarantee. However, other than with respect to a default in payment of any guarantee payment, AE must have received notice of default and not have cured the default within 60 days after receipt of the notice. AE, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding AE’s compliance with the applicable conditions and covenants under the guarantee.

Amendments and Assignments

Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities (in which case no approval will be required), the guarantee may not be amended without the prior approval of the holders of a majority in liquidation amount of the outstanding preferred securities, except for the provisions in the guarantee relating to subordination. All guarantees and agreements contained in the guarantee agreement shall bind AE’s successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the preferred securities then outstanding.

Termination of the Guarantee

The guarantee will terminate and be of no further force and effect upon satisfaction of all of the preferred securities by means of:

•	full payment of the redemption price (including all accrued and unpaid interest and other amounts) of the preferred securities;

•	distribution of the 11 7/8% Notes (together with the attached Warrants) to holders of preferred securities in exchange for preferred securities;

•	full payment of the liquidation amount (including all accrued and unpaid interest and other amounts) payable upon liquidation of the Trust; or

•	the conversion of preferred securities into AE common stock or other property.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid or return any property delivered under the preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

Wilmington Trust Company is currently serving as the guarantee trustee and, except if AE defaults under the guarantee, has undertaken to perform only such duties as are specifically set forth in the guarantee. In case a default with respect to the guarantee has occurred, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the applicable guarantee at the request of any holder of the preferred securities unless it is offered indemnity reasonably satisfactory to the guarantee trustee against the costs, expenses and liabilities that it might incur.

Governing Law

The guarantee is governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

AE and the Trust are registering the securities covered by this prospectus on behalf of the selling securityholders. The term “selling securityholders” as used in this section of the prospectus shall refer to the selling securityholders, or their pledgees, donees, transferees or any of their successors in interest. All costs, expenses and fees in connection with the registration of the securities offered hereby will be borne by AE. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be borne by the selling securityholders. Sales of securities may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE or any other organized market or quotation system where the securities may be traded, in the over-the-counter market, in transactions other than on the NYSE or any other organized market or quotation system where the securities may be traded or the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of securities, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. The securities may also be transferred pursuant to a gift or pledge. These transactions may or may not involve brokers or dealers. Each of the selling securityholders has advised AE and the Trust that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling securityholders.

The selling securityholders may effect these transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders may enter into hedging transactions. For example, the selling securityholders may, among other things:

•	enter into transactions involving short sales of the securities by broker-dealers;

•	sell the securities themselves and deliver the securities registered hereby to settle short sales or to close out stock loans incurred in connection with their short positions;

•	enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered hereby, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction);

•	loan or pledge the securities to a broker-dealer or other person, who may sell the loaned securities or, in the event of default, sell the pledged securities; or

•	any combination of the foregoing.

Because the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. AE and the Trust have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon and in compliance with Rule 144 under the Securities Act.

Upon being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, AE and the Trust will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling securityholder and of the participating broker-dealer(s);

•	the number of securities involved;

•	the price at which the securities were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

LEGAL MATTERS

The validity of the common stock offered by this prospectus is being passed on for us by DLA Piper Rudnick Gray Cary US LLP. The validity of the preferred securities and the guarantee offered by this prospectus is being passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in “Management’s Report on Internal Control Over Financial Reporting”) incorporated in this prospectus by reference to Allegheny Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede that information. This prospectus incorporates by reference the documents set forth below, that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Proxy Statement on Schedule 14A for the May 12, 2005 annual meeting of stockholders; and

•	our Current Reports on Form 8-K filed on January 6, 2005, January 7, 2005 and March 24, 2005.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Allegheny Energy, Inc.

Attention: Corporate Secretary

800 Cabin Hill Drive

Greensburg, Pennsylvania

(724) 837-3000

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements, as well as any amendments and exhibits to those reports and statements, are available free of charge through our website at www.alleghenyenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

This prospectus is part of a registration statement that we have filed with the SEC relating to this offering. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

The Trust is a statutory business trust, has no operating history or independent operations and is not engaged in, and does not propose to engage in any activity other than issuing securities representing undivided interests in the assets of the Trust. AE owns 100% of the outstanding voting securities of the Trust. The preferred securities guarantee that AE has issued in connection with the issuance of the preferred securities by the Trust, together with AE’s obligations under the related agreements and instruments, constitute a full and unconditional guarantee by AE of payments due on the preferred securities. Accordingly, pursuant to Rule 12h-5 under the Exchange Act, the Trust is not subject to the information reporting requirements of the Exchange Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrants in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$35,310
Accountants’ Fees and Expenses	*
Legal Fees and Expenses	*
Printing and Engraving Fees	*
Miscellaneous Expenses	*

Total Expenses	$*

*	To be completed by amendment.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Allegheny Energy, Inc.

Set forth below is a description of certain provisions of the Articles of Restatement of Charter of AE, as amended and as presently in effect (the “Charter”), AE’s Amended and Restated Bylaws (the “Bylaws”) and the Maryland General Corporation Law (the “MGCL”), as those provisions relate to the indemnification of AE’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Articles of Restatement of Charter and the Bylaws incorporated herein by reference, and the MGCL.

Under Article XIII of the Charter, Article VIII of the Bylaws and Section 2-418 of the MGCL, directors and officers are entitled to indemnification by AE against liability which they may incur in their respective capacities as directors and officers under certain circumstances. Section 2-418 of the MGCL provides that a Maryland corporation may indemnify any director, officer or employee of the corporation and any person who, while a director, officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director, officer or employee in connection with the proceeding, but if the proceeding was one by, or in the right of, the corporation, indemnification may not be made in respect of any proceeding in which the director, officer or employee shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director, officer or employee has met the applicable standard of conduct. On the other hand, the director, officer or employee must be indemnified for expenses if he or she has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar cover for, directors, officers or employees.

Article VIII of AE’s Bylaws provides that AE shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of AE and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of AE and at the request of AE, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. AE may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for reasonable expenses to a person who served a predecessor of AE in any of the capacities described in (a) or (b) above and to any employee (other than a director or officer) or agent of AE or a predecessor of AE.

Directors and Officers’ Liability Insurance is carried in an amount of $90 million with a $2.5 million corporate retention.

Allegheny Capital Trust I

Under the Amended and Restated Declaration Trust, dated July 24, 2003 (the “Declaration of Trust”), by and among the Trust, AE, as sponsor of the Trust, Wilmington Trust Company, as institutional trustee, Wilmington Trust Company, as Delaware Trustee and Jeffrey D. Serkes, as regular trustee, AE has agreed, to the fullest extent permitted by applicable law, to fully indemnify and hold harmless (i) each trustee, (ii) any affiliate of any trustee, (iii) any officer, director, shareholder, employee, representative or agent of any trustee and (iv) any employee or agent of the Trust or its affiliates (referred to as an “indemnified person”) from and against any and all loss, damage, liability, tax, penalty, expense (including legal fees and expenses) or claim of any kind or nature whatsoever incurred by such indemnified person by reason of the creation, administration, operation or termination of the Trust or any act or omission performed or omitted by such indemnified person in good faith pursuant to the Declaration of Trust and in a manner such indemnified person reasonably believed to be within the scope of authority conferred on such indemnified person by the Declaration of Trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder, except that no indemnified person shall be entitled to be indemnified in respect of any loss, damage or claim determined by a court of competent jurisdiction to have been caused by such indemnified person’s own negligence or willful misconduct with respect to such acts or omissions (or, in the case of the regular trustee and the Delaware trustee, any such loss, damage or claim as may be attributable to its, his or her gross negligence or willful misconduct).

ITEM 16.    EXHIBITS

The following is a list of all exhibits filed as part of this Registration Statement, including those incorporated by reference:

Exhibit Number	Description of Document
4.1	Charter, as amended September 16, 1997 (incorporated by reference to Exhibit 3.1 to AE’s Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 23, 1998).

4.2	Articles Supplementary, dated July 15, 1999 (incorporated by reference to Exhibit 3.1 to AE’s Current Report on Form 8-K filed on July 20, 1999).

4.3	Articles of Amendment, dated March 18, 2003 (incorporated by reference to Exhibit 3.1(c) to AE’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on September 25, 2003).

4.4	Articles Supplementary, dated July 19, 2004 (incorporated by reference to Exhibit 3.1 to AE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 5, 2004).

4.5	Amended and Restated Bylaws of AE, dated May 13, 2004 (incorporated by reference to Exhibit 4.4 to AE’s Registration Statement on Form S-8, filed on July 2, 2004).

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(e) to Pre-Effective Amendment No. 1 to AE’s Registration Statement on Form S-3, filed on April 4, 2001).

4.7	Registration Rights Agreement, dated July 24, 2003, by and among Allegheny Energy, Inc., Allegheny Capital Trust I, and the Purchasers named therein (incorporated by reference to Exhibit 4.1 to AE’s Form 8-K filed on August 1, 2003).

4.8	Indenture, dated as of July 24, 2003, between Allegheny Energy, Inc. and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to AE’s Form 8-K filed on August 1, 2003).

4.9	Amended and Restated Declaration of Trust of Allegheny Capital Trust I among Allegheny Energy, Inc., Wilmington Trust Company, and The Regular Trustees Named Therein (incorporated by reference to Exhibit 4.2 to AE’s Form 8-K filed on August 1, 2003).

4.10	Guarantee Agreement dated as of July 24, 2003, between Allegheny Energy, Inc. and Wilmington Trust Company.*

4.11	Certificate of Trust of Allegheny Capital Trust I.*

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP.*

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1).*

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).*

24.1	Power of Attorney (included on signature pages to this Registration Statement).

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

The undersigned registrants hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to Section 13(a) of 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake that:

(1)        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by a registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)        For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensburg, Commonwealth of Pennsylvania, on the 30th day of March, 2005.

ALLEGHENY ENERGY, INC.

By:	/s/ Paul J. Evanson
Name: Paul J. Evanson
Title: Chairman, President and Chief Executive Officer

Each of the undersigned officers and directors of Allegheny Energy, Inc., a Maryland corporation, hereby constitutes and appoints Jeffrey D. Serkes and Paul J. Evanson, and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement relating to the same offering which may be filed under Rules 415 or 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of March, 2005.

Signature	Title

/s/ Paul J. Evanson Paul J. Evanson	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeffrey D. Serkes Jeffrey D. Serkes	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas R. Gardner Thomas R. Gardner	Vice President and Controller (Principal Accounting Officer)

/s/ H. Furlong Baldwin H. Furlong Baldwin	Director

/s/ Eleanor Baum Eleanor Baum	Director

/s/ Cyrus F. Freidheim, Jr. Cyrus F. Freidheim, Jr.	Director

/s/ Julia L. Johnson Julia L. Johnson	Director

/s/ Ted. J. Kleisner Ted. J. Kleisner	Director

/s/ Steven H. Rice Steven H. Rice	Director

/s/ Gunnar E. Sarsten Gunnar E. Sarsten	Director

/s/ Michael H. Sutton Michael H. Sutton	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Allegheny Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensburg, Commonwealth of Pennsylvania, on the 30th day of March, 2005.

ALLEGHENY CAPITAL TRUST I

By:	/s/ Jeffrey D. Serkes
	Name:	Jeffrey D. Serkes
	Title:	Regular Trustee

Index to Exhibits

Exhibit Number	Description of Document
4.1	Charter, as amended September 16, 1997 (incorporated by reference to Exhibit 3.1 to AE’s Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 23, 1998).

4.2	Articles Supplementary, dated July 15, 1999 (incorporated by reference to Exhibit 3.1 to AE’s Current Report on Form 8-K filed on July 20, 1999).

4.3	Articles of Amendment, dated March 18, 2003 (incorporated by reference to Exhibit 3.1(c) to AE’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on September 25, 2003).

4.4	Articles Supplementary, dated July 19, 2004 (incorporated by reference to Exhibit 3.1 to AE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 5, 2004).

4.5	Amended and Restated Bylaws of AE, dated May 13, 2004 (incorporated by reference to Exhibit 4.4 to AE’s Registration Statement on Form S-8, filed on July 2, 2004).

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(e) to Pre-Effective Amendment No. 1 to AE’s Registration Statement on Form S-3, filed on April 4, 2001).

4.7	Registration Rights Agreement, dated July 24, 2003, by and among Allegheny Energy, Inc., Allegheny Capital Trust I, and the Purchasers named therein (incorporated by reference to Exhibit 4.1 to AE’s Form 8-K filed on August 1, 2003).

4.8	Indenture, dated as of July 24, 2003, between Allegheny Energy, Inc. and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to AE’s Form 8-K filed on August 1, 2003).

4.9	Amended and Restated Declaration of Trust of Allegheny Capital Trust I among Allegheny Energy, Inc., Wilmington Trust Company, and The Regular Trustees Named Therein (incorporated by reference to Exhibit 4.2 to AE’s Form 8-K filed on August 1, 2003).

4.10	Guarantee Agreement dated as of July 24, 2003, between Allegheny Energy, Inc. and Wilmington Trust Company.*

4.11	Certificate of Trust of Allegheny Capital Trust I.*

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP.*

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1).*

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).*

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

* To be filed by amendment.